Exhibit 10.54

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (“Amendment”) is made effective as of August ____, 2013, by and between RIVERSIDE BUSINESS GREEN, LP, a Delaware limited partnership (“Landlord”) and NEOS THERAPEUTICS, LP, a Texas limited partnership (“Tenant”), with reference to the following facts and circumstances.

A.	Landlord is the owner of that certain building located at 2940 N. Highway 360, Grand Prairie, Texas (the “Building”).
B.

Walstib, L.P., predecessor in interest to Landlord, and PharmaFab, Inc. predecessor in interest to Tenant, entered into a certain Commercial Lease Agreement dated June 29, 1999, as amended by that certain First Amendment to Lease dated September 1, 2002, that certain Interim Amendment to Lease dated September 4, 2003, that certain Third Amendment to Lease dated October 1, 2003, that certain Fourth Amendment to Lease dated May 1, 2009 and that certain Fifth Amendment to Lease dated April 5, 2010 (collectively, the “Lease”), for (i) certain premises containing approximately 77,112 rentable square feet located in Suites 100 and 200 of the Building (the “Suite 100 Space”) and certain premises containing approximately 20,170 rentable square feet located in Suite 400 f the Building (the “Suite 400 Space”).  The Suite 100 Space and Suite 400 Space shall be known collectively herein as the “Premises”).

C.	Landlord and Tenant desire to amend the Lease upon terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties do hereby agree to the following:

1.Definitions.  Each capitalized term used in this Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided for herein.

2.Term.  The term of the Lease is hereby extended for the period commencing on January 1, 2020, and ending on December 31, 2024 (the “Extended Term”).

3.Base Rent.

a.	During the Extended Term, monthly installments of Base Rent for the Suite 100 Space shall be as follows:
Months	Monthly Installment	Annual
January 1, 2020 - December 31, 2020	$64,260.00	$771,120.00
January 1, 2021 - December 31, 2021	$64,260.00	$771,120.00
January 1, 2022 - December 31, 2022	$67,473.00	$809,676.00

January 1, 2023 - December 31, 2023	$67,473.00	$809,676.00
January 1, 2024 - December 31, 2024	$70,686.00	$848,232.00

b.	During the Extended Term, monthly installments of Base Rent for the Suite 400 Space shall be as follows:

Months	Monthly Installment	Annual
January 1, 2020 - December 31, 2020	$19,497.67	$233,972.00
January 1, 2021 - December 31, 2021	$19,497.67	$233,972.00
January 1, 2022 - December 31, 2022	$20,472.55	$245,670.60
January 1, 2023 - December 31, 2023	$20,472.55	$245,670.60
January 1, 2024 - December 31, 2024	$21,514.67	$258,176.00

Provided that Tenant has faithfully performed all of the terms and conditions of this Lease, Landlord agrees to abate Tenant’s obligation to pay Base Rent for months of August, September, October, November, and December of 2013 and January of 2014.

4.Landlord Work.  Landlord shall, at Landlord’s expense, (i) add seven (7) speed bumps around the Building to be located in the area mutually and reasonably agreed upon by Landlord and Tenant and (ii) install a fence or comparable barrier on the north side of the Building, which shall be mutually and reasonably acceptable to Landlord and Tenant.

5.Option to Extend.  The Option to Extend as set forth in Section 13 of that certain Fourth Amendment to Lease dated May 1, 2009, shall remain in full force during the Extended Term and effect and shall be applicable to the entire Premises.

6.Right of First Refusal.  The Right of First Refusal covering Suite 300 of the Building, as set forth in Section 6 of that certain Third Amendment to Lease dated October 1, 2003 (the “Third Amendment”) (i) shall remain in full force and effect during the Term and the Extended Term, and (ii) may be exercised by Tenant during the Term or the Extended Term in accordance with Section 6 of the Third Amendment.

7.Assignment and Subletting:  Effective as of the full execution of this Amendment, Section 12.1(b) of the Lease is hereby deleted and replaced with the following:

“(b) A change in control of Tenant shall constitute an assignment requiring Landlord’s consent.  The transfer, on a cumulative basis of a majority of the voting or management control of Tenant shall constitute a change in control for this purpose.  So long as such change in control does not result in a material decline in Tenant’s credit, in the event that Landlord fails to provide written consent to an assignment that arises from a change in control, Landlord’s sole remedy for such assignment shall be to provide Tenant with forty-eight (48) months prior written notice of termination of the Lease.”

8.Confidentiality.

a.

Landlord acknowledges that Landlord has or may have access to and gain knowledge of confidential and proprietary information of Tenant and its Affiliates and business partners, including, but not limited to, business practices, discoveries, ideas, formulations, costs and pricing data, techniques, programs, marketing plans, strategies and tactics, research and development information, data relating to the approval, administration, use or experience relating to any product of Tenant or any of its Affiliates or business partners (whether marketed or in development), and financial and technical information, all of which information is considered confidential by Tenant (“Confidential Information”).  For the purposes of this Lease, the term “Affiliates” shall mean all entities controlling, controlled by or under common control with Tenant.  The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of an entity or otherwise having the ability to influence and direct the policies and direction of an entity.  Landlord agrees that Landlord will not use or disclose Confidential Information for any reason other than to carry out the purpose of this Lease without the prior written consent of Tenant.  Notwithstanding the foregoing, Landlord is expressly permitted to disclose tenant’s financial and other related information to Landlord’s Affiliates, agents, employees, lenders (both current and potential and any potential buyer of the Building.  The foregoing restrictions on use and disclosure shall not apply to information which Landlord can prove was or became public knowledge through no fault of Landlord.

b.

Landlord may disclose Confidential Information (i) in response to a valid order of a court or any governmental agency or regulatory body or (ii) as otherwise required by law; provided that the Landlord promptly notifies Tenant of such pending order or requirement and lends Tenant all reasonable assistance, so that the Tenant may seek a protective order or other appropriate remedy; and provided further that in the event that no such protective order or other remedy is obtained, the Landlord will furnish only that portion of the Confidential Information which it is legally required to furnish in order to comply.  Notwithstanding the foregoing, information required to be disclosed pursuant this Section 8(b) will continue to be considered Confidential Information for all other purposes.

9.Recover Reconciliation.  Except for a $44,738.77 credit due Tenant for the 2012 Recovery Reconciliation as shown in more detail on Exhibit A, attached hereto, Tenant hereby represents to Landlord that, to the best of Tenant’s knowledge, as of the date of this Amendment, that Tenant has no defenses, offsets or counterclaims that could be asserted in an action by Landlord to enforce Landlord’s remedies under the Lease.

10.No Defenses.  Tenant affirms that, to the best of its knowledge, as of the date of execution of this Amendment:  (a) no default or breach by Landlord exists under the Lease; (b) all tenant improvements to be constructed by Landlord prior to the date of this Amendment, if any, are complete and Tenant has accepted the Premises in “as is, where is” condition as of the date of this Amendment; and (c) Landlord has fully funded or Tenant has waived any unfunded tenant improvement allowances payable under the Lease.

11.Broker.  Tenant represents to Landlord that except for CB Richard Ellis, Inc. and Jackson and Cooksey (the “Brokers”), Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Amendment, and no other such person initiated or participated in the negotiation of this Amendment or is entitled to any commission in connection herewith.  Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs and expenses (including attorneys fees) arising from either (a) a claim for a fee or commission made by any broker, other than the Brokers, claiming to have acted by or on behalf of Tenant in connection with this Amendment, or (b) a claim of, or right to lien under the statutes of the state in which the Premises are located relating to real estate broker liens with respect to any such broker retained by Tenant.

12.Submission.  Submission of this Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Amendment unless and until this Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Amendment to Landlord shall constitute an irrevocable offer by Tenant of the terms and conditions herein contained, which offer may not be revoked for ten (10) days after such delivery.

13.Miscellaneous.

a.

Modification.  A modification of any provision herein contained, or any other amendment to this Amendment, shall be effective only if the modification or amendment is in writing and signed by both Landlord and Tenant.

b.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
c.	Number and Gender. As used in this Amendment, the neuter includes masculine and feminine, and the singular includes the plural.
d.

Construction.  Headings at the beginning of each Section and subsection are solely for the convenience of the parties and are not a part of this Amendment.  Except as otherwise provided in this Amendment, all exhibits referred to herein are attached hereto and are incorporated herein by this reference.  Unless otherwise indicated, all references herein to Articles, Section, subsections, paragraphs, subparagraphs or provisions are to those in this Amendment.  Any reference to a paragraph or Section herein includes all subparagraphs or subsections thereof.  In the event any portion of this Amendment shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Amendment, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Amendment.

e.Integration of Other Agreements.  This Amendment, the Lease and prior amendments set forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto.Any oral representation or modifications concerning this Amendment shall be of no force or effect.

f.

Duplicate Originals; Counterparts.  This Amendment may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect.  Additionally, this Amendment may be executed in counterparts, but shall become effective only after a counterpart hereof has been executed by each party; all said counterparts shall, when taken together, constitute the entire single agreement between parties.

g.

No Waiver.  No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.  No waiver by any party hereto of any breach or default shall be considered to be a waiver of any other breach or default.  The waiver of any condition shall not constitute a waiver of any breach or default with respect to any covenant, representation or warranty.

h.	Further Assurances. Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.
i.

No Third Party Beneficiaries.  Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, and nothing in this Amendment, (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and/or Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Amendment.

j.

Full Force and Effect.  The Lease, as amended hereby, shall continue in full force and effect, subject to the terms and provisions thereof and hereof.  In the event of any conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall control.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:

RIVERSIDE BUSINESS GREEN, LP a Delaware limited partnership

By:
Printed Name:
Title:
Date:

TENANT:

NEOS THERAPEUTICS, LP a Texas limited partnership

By:
Printed Name:
Title:
Date: